                                                                      Exhibit 99
                                                                      ----------

Pro Forma Financial Information for Certain 1997 Events

  During the second quarter of fiscal 1996, registrant completed its acquisition of ABC, Inc. (ABC) (formerly Capital Cities/ABC, Inc.). During the first quarter of fiscal 1997, registrant sold KCAL, a Los Angeles television station. The purchase price allocation related to the ABC acquisition was finalized during the second quarter of fiscal 1997.

  During the third and fourth quarter of fiscal 1997, registrant disposed of certain of its publishing assets (the "Disposition") that were acquired in registrant's acquisition of ABC.

  The following unaudited pro forma condensed consolidated statement of income presents registrant's results of operations for the year ended September 30, 1997 as if the Disposition, final ABC purchase price allocation and the sale of KCAL had occurred at the beginning of the period presented.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              STATEMENT OF INCOME
                         YEAR ENDED SEPTEMBER 30, 1997
                      (iN MILLIONS, EXCEPT PER SHARE DATA)

                                                                    PRO FORMA
                                                     HISTORICAL             ADJUSTMENTS            PRO FORMA
                                                 ---------------      ------------------      -----------------
Revenues                                              $ 22,473            $  (839)/(1)/            $ 21,613
                                                                              (21)/(2)/
Costs and expenses                                     (18,161)               650 /(1)/             (17,499)
                                                                               17 /(2)/
                                                                               (5)/(3)/
Gain on sale of KCAL                                       135               (135)/(2)/                   -
                                                      --------            -------                  --------
Operating income                                         4,447               (333)                    4,114

Corporate activities and other                            (367)                 -                      (367)
Net interest expense                                      (693)                 -                      (693)
                                                      --------            -------                  --------
Income before income taxes                               3,387               (333)                    3,054
Income taxes                                            (1,421)               139 /(4)/              (1,282)
                                                      --------            -------                  --------
Net income                                            $  1,966            $  (194)                 $  1,772
                                                      ========            =======                  ========

Earnings per share                                    $   2.86                                     $   2.58
                                                      ========                                     ========
Average number of common and common
 equivalent shares outstanding                             687                                          687
                                                      ========                                     ========

--------------------------------------------------------------------------------------------------------------------
Other Data:
Net income excluding
 non-recurring items/(a)/                             $  1,886             $ (114)                 $  1,772
                                                      ========            =======                  ========
Earnings per share excluding
 non-recurring items/(a)/                             $   2.75                                     $   2.58
                                                      ========                                     ========

/(a)/ Historical results for 1997 include a non-recurring gain from the sale of KCAL-TV

  Pro forma adjustments giving effect to the Disposition, the final ABC purchase price allocation, and the sale of KCAL reflected in the unaudited pro forma condensed consolidated statement of income are as follows:

(1) Eliminate revenues and costs and expenses of the disposed publishing assets as if the Disposition had occurred at the beginning of the year.
(2) Eliminate the revenues, costs and expenses and gain on the sale of KCAL as if the sale of KCAL occurred at the beginning of the year.
(3) Increase amortization of intangible assets to reflect the final ABC purchase price allocation as if final determination of these amounts had occurred at the beginning of the year.
(4) Income tax effect of pro forma adjustments, which excludes the amortization of intangible assets that is not deductible for tax purposes.

              QUARTERLY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

  The following supplemental quarterly data are provided for additional information purposes and have been prepared on a basis consistent with the unaudited pro forma condensed consolidated statement of income for the year ended September 30, 1997. In addition, the quarterly data for the year ended September 30, 1996 reflect the acquisition of ABC as if it had occurred at the beginning of the year.


--------------------------------------------------------------------------------------------         Fiscal
Quarter Ended - 1997                            Dec 31       Mar 31      Jun 30      Sep 30           Year
--------------------------------------------------------------------------------------------     ------------
Revenues
  Creative Content                               $2,962       $2,487      $2,004      $2,645          $10,098
  Broadcasting                                    1,872        1,528       1,609       1,492            6,501
  Theme Parks and Resorts                         1,150        1,203       1,369       1,292            5,014
                                                 -------------------------------------------          -------
                                                 $5,984       $5,218      $4,982      $5,429          $21,613
                                                 ===========================================          =======
Operating income
  Creative Content                               $  668       $  354      $  257      $  414          $ 1,693
  Broadcasting                                      469          238         337         241            1,285
  Theme Parks and Resorts                           238          236         390         272            1,136
                                                 -------------------------------------------          -------
                                                  1,375          828         984         927            4,114

Corporate activities and other                      (90)        (108)        (69)       (100)            (367)

Net interest expense                               (171)        (184)       (185)       (153)            (693)
                                                 -------------------------------------------          -------

Income before income taxes                        1,114          536         730         674            3,054

Income taxes                                       (473)        (220)       (305)       (284)          (1,282)
                                                 -------------------------------------------          -------
Net income                                       $  641       $  316      $  425      $  390          $ 1,772
                                                 ===========================================          =======

Earnings per share                               $ 0.93       $ 0.46      $ 0.62      $ 0.57          $  2.58
                                                 ===========================================          =======

              QUARTERLY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


--------------------------------------------------------------------------------------------          Fiscal
Quarter Ended - 1996                            Dec 31       Mar 31      Jun 30      Sep 30            Year
--------------------------------------------------------------------------------------------         --------
Revenues
  Creative Content                               $2,812       $2,287      $2,034      $2,431          $ 9,564
  Broadcasting                                    1,790        1,369       1,499       1,351            6,009
  Theme Parks and Resorts                           994        1,055       1,249       1,204            4,502
                                                 -------------------------------------------          -------
                                                 $5,596       $4,711      $4,782      $4,986          $20,075
                                                 ===========================================          =======
Operating Income
  Creative Content                               $  618       $  233      $  249      $  335          $ 1,435
  Broadcasting                                      341          198         309         236            1,084
  Theme Parks and Resorts                           196          202         350         242              990
                                                 -------------------------------------------          -------
                                                  1,155          633         908         813            3,509

  Accounting change (1)                               0         (300)          0           0             (300)
                                                 -------------------------------------------          -------
                                                  1,155          333         908         813            3,209

Corporate activities and other                      (24)         (98)        (66)        (61)            (249)

Net interest expense                               (167)        (189)       (171)       (171)            (698)
                                                 -------------------------------------------          -------

Income before income taxes                          964           46         671         581            2,262

Income taxes                                       (418)         (31)       (289)       (250)            (988)
                                                 -------------------------------------------          -------
Net income                                       $  546       $   15      $  382      $  331          $ 1,274
                                                 ===========================================          =======

Earnings per share                               $ 0.79       $ 0.04      $ 0.55      $ 0.48          $  1.85
                                                 ===========================================          =======

(1) During the second quarter of the fiscal year ended September 30, 1996, registrant adopted SFAS 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of ("SFAS 121"). The adoption of SFAS 121 resulted in a $300 million non-cash charge to operating income. The following summarizes net income and earning per share excluding the impact of the accounting change:


-------------------------------------------------------------------------------------           Fiscal
Quarter Ended - 1996                         Dec 31     Mar 31      Jun 30    Sep 30             Year
-------------------------------------------------------------------------------------           -----

Net income excluding accounting change      $   546       $ 198      $ 382      $ 331          $1,457
                                            =========================================          ======
Earnings per share excluding
   accounting change                         $ 0.79      $ 0.29     $ 0.55     $ 0.48          $ 2.11
                                            =========================================          ======